EXHIBIT 21

                      SUBSIDIARIES OF DOCTORS HEALTH, INC.

Doctors Health Primary Care IPA, Inc.
Doctors Health Medalie Equipment Corporation
Mishner Newco, Inc.
Williams Newco, Inc.
PCPA Newco, Inc.
WomanCare IPA, Inc.
Doctors Health of Virginia, Inc.
Montgomery Newco, Inc.
Anne Arundel Newco, Inc.
Medicap, Inc.